EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports First Quarter 2021 Results; Increases Common Dividend

ENGLEWOOD CLIFFS, N.J., April 29, 2021 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income of $33.0 million for the first quarter of 2021 compared with $25.6 million for the fourth quarter of 2020 and $6.0 million for the first quarter of 2020. Diluted earnings per share were $0.82 for the first quarter of 2021 compared with $0.64 in the fourth quarter of 2020 and $0.15 in the first quarter of 2020. The increase in net income and diluted earnings per share from the fourth quarter of 2020 was primarily due to a $5.8 million recapture of credit loss reserves in the current quarter reflecting the impact of the improved economic outlook on the current expected credit losses (“CECL”) accounting estimate, compared with a $5.0 million provision in the fourth quarter of 2020.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “ConnectOne’s strong first quarter results reflected continued margin expansion and industry-leading operating efficiency. While our return on assets and return on tangible common equity expanded significantly to 1.78% and 19.08%, respectively, largely due to the recapture of credit loss reserves, our operating net revenue to average assets also increased, further solidifying our status as a top performer in the banking industry.”

“Operationally, we’re using the full range of the Company’s banking expertise to help our clients and had a robust quarter in terms of overall loan production. While our first quarter loan growth was offset by paydowns, resulting from an excessive amount of liquidity in the marketplace, we’re seeing strong demand, bolstered by an improving operating environment in the New York Metropolitan area. We are very pleased with our existing loan pipeline, which is at the highest level in the Company’s history and expect net loan growth to accelerate in the quarters ahead. Further, as vaccines continue to work their way through our core footprint, we’re anticipating a significant uptick in our client activity in the near future.”

“ConnectOne’s investments in infrastructure, communication tools and digital channels have been instrumental in our success, and we will continue to leverage our strong technological foundation as we further develop our hybrid banking model. We also continue to gain momentum building out our SBA leading platform, which is serving our existing clients and supporting small businesses in the communities where we do business.”

Mr. Sorrentino added, “ConnectOne, as a growth company, is well-positioned to take advantage of an economic turnaround.   We are also pleased to announce an increase in our common stock dividend as well as the reinstatement of our share repurchase program reflecting our strong operating performance, our growing capital base, and the confidence we have in ConnectOne’s long-term outlook.”

Dividend Declaration

The Company announced that its Board of Directors declared a cash dividend on its common stock of $0.11 per share. This cash dividend represents a $0.02, or a 22.2% increase from the prior common dividend declared on January 28, 2021. The dividend will be paid on June 1, 2021 to shareholders of record on May 17, 2021.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2021 was $61.6 million, a decrease of $0.3 million, or 0.4%, from the fourth quarter of 2020, resulting primarily from a 0.3% decrease in average interest-earning assets, and partially offset by a 6 basis-point widening of the net interest margin to 3.56% from 3.50%. While overall interest-earning assets decreased, loans increased approximately $33.3 million when compared to the fourth quarter of 2020, largely due to Paycheck Protection Program (“PPP”) originations. Included in net interest income were purchase accounting adjustments of $2.1 million during the first quarter of 2021 and $2.2 million during the fourth quarter of 2020. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.44% for the first quarter of 2021 and 3.37% for the fourth quarter of 2020. The net interest margin widened as a result of lower cash balances as well as continued improvement in the Bank’s cost and mix of funding sources including the redemption of high-coupon subordinated debt, which more than offset a declining yield on loans and investment securities. This was the sixth consecutive quarter that the Bank’s net interest margin widened. Included in interest income in the first quarter of 2021 was PPP fee income of approximately $2.3 million, compared to $2.4 million in the fourth quarter of 2020. Deferred and unrecognized PPP fees were $9.9 million as of March 31, 2021.

Fully taxable equivalent net interest income for the first quarter of 2021 increased by $5.8 million, or 10.4%, from the first quarter of 2020. The increase from the first quarter of 2020 resulted primarily from a 6.4% increase in average interest-earning assets, largely due to PPP originations, and a 15 basis-point widening of the net interest margin to 3.56% from 3.41%.  The widening of the net interest margin resulted from a 75 basis-point reduction in the cost of funding interest-earning assets, partially offset by a 49 basis-point reduction in the yield on average interest-earning assets.

Noninterest income was $3.4 million in the first quarter of 2021, $3.4 million in the fourth quarter of 2020 and $2.9 million in the first quarter of 2020. During the first quarter of 2021, the Bank completed the sale of two branches, resulting in a gain of $0.7 million, which was included in noninterest income. Excluding the branch sale, noninterest income decreased by $0.7 million from the fourth quarter of 2020 due primarily to decreases in income on bank owned life insurance of $0.3 million, net gains on equity securities of $0.2 million, net gains on sale of loans held-for-sale of $0.1 million and deposit, loan and other income of $0.1 million. Total noninterest income, excluding the branch sale, decreased $0.1 million from the first quarter of 2020. The decrease was primarily attributable to a decrease in net gains on sale of securities of $0.4 million, partially offset by an increase in net gains on sale of loans held-for-sale of $0.3 million.

Noninterest expenses totaled $26.5 million for first quarter of 2021, $26.4 million for the fourth quarter of 2020 and $35.1 million for the first quarter of 2020. Noninterest expenses increased $0.1 million from the fourth quarter of 2020, with the increases primarily coming from higher salaries and employee benefits of $1.0 million, offset by decreases in occupancy and equipment of $0.3 million, professional and consulting of $0.3 million and other expenses of $0.3 million.   The increase in salaries and employee benefits of $1.0 million during the first quarter of 2021 was primarily attributable to seasonal increases in payroll taxes and higher incentive-based, stock compensation expense. Included in noninterest expenses for the first quarter of 2020 were merger related expenses totaling $9.5 million. Excluding merger-related expenses, noninterest expenses increased by $0.9 million from the first quarter of 2020 due primarily to increases in salaries and employee benefits of $1.0 million, professional and consulting of $0.4 million, partially offset by decreases in other expenses of $0.4 million and amortization of core deposit intangible of $0.1 million.

Income tax expense was $10.9 million for the first quarter of 2021, $7.8 million for the fourth quarter of 2020 and $1.0 million for the first quarter of 2020. The effective tax rates for the first quarter of 2021, fourth quarter of 2020 and first quarter of 2020 were 24.8%, 23.3% and 14.8%, respectively. The differences in the tax rates for the periods presented resulted from different proportions of income from non-taxable sources.

Asset Quality

As of January 1, 2021, the Company adopted the CECL accounting standard. As of March 31, 2021, the Company’s allowance for credit losses for loans was $80.6 million, an increase of $1.3 million from $79.2 million as of December 31, 2020. The increase was attributable to the “Day 1” effect of the adoption of the CECL accounting standard, which was $7.1 million, offset by a $5.8 million recapture of credit loss reserves during the first quarter of 2021. The “Day 1” CECL adoption aggregate adjustment was $9.4 million (which includes $2.8 million of allowance for credit losses attributed to unfunded commitments) and was comprised of a $5.2 million reclassification of nonaccretable credit marks and a $4.2 million pre-tax charge to shareholders’ equity.

The (reversal of) provision for credit losses was $(5.8) million for the first quarter of 2021, $5.0 million for the fourth quarter of 2020 and $16.0 million for the first quarter of 2020. The decrease in provision for credit losses during the first quarter of 2021 when compared to the fourth quarter of 2020 and to the first quarter of 2020 was the result of an improved macro-economic outlook when compared to January 1, 2021, the date of CECL implementation. As of March 31, 2021, the Bank had 102 loans on deferral, with a total balance of $204.2 million. Of that total, $43.1 million, or 0.7% of loans receivable, were nonpayment deferrals, while the remaining $161.1 million, or 2.6% of loans receivable, were modifications in which borrowers are making modified principal and interest payments. The Bank currently anticipates that by June 30, 2021, deferred loans will be reduced by approximately 50%.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $60.9 million as of March 31, 2021, $61.7 million as of December 31, 2020 and $62.4 million as of March 31, 2020. Included in nonperforming assets were taxi medallion loans totaling $23.0 million for all periods presented. Nonperforming assets as a percentage of total assets were 0.82% as of March 31, 2021, 0.82% as of December 31, 2020 and 0.86% as of March 31, 2020. Nonaccrual loans were $60.9 million as of March 31, 2021, $61.7 million as of December 31, 2020 and $62.4 million as of March 31, 2020, representing a ratio of nonaccrual loans to loans receivable of 0.97%, 0.99% and 1.04%, respectively. The annualized net loan (recoveries) charge-off ratio was (0.00)% for the first quarter of 2021, 0.00% for the fourth quarter of 2020 and 0.01% for the first quarter of 2020. The allowance for credit losses represented 1.28%, 1.27%, and 0.90% of loans receivable as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively.   Excluding PPP loans, the allowance for credit losses represented 1.40%, 1.36%, and 0.90% of loans receivable as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 132.2% as of March 31, 2021, 128.4% as of December 31, 2020 and 86.8% as of March 31, 2020.

Selected Balance Sheet Items

The Company’s total assets were $7.4 billion, a decrease of $0.1 million from December 31, 2020.  Loans receivable were $6.3 billion, an increase of $40.9 million from December 31, 2020. The increase in loans receivable was attributable to the origination of PPP loans.  As of March 31, 2021, PPP loans totaled $522.3 million.

The Company’s stockholders’ equity was $935.6 million as of March 31, 2021, an increase of $20.3 million from December 31, 2020. The increase in stockholders’ equity was primarily attributable to an increase in retained earnings of $26.5 million, partially offset by a decrease in accumulated other comprehensive income of $3.5 million and an increase in common stock repurchases of $2.4 million.  Included in retained earnings, as of March 31, 2021, was the reduction of equity due to the “Day 1” after-tax effect of the adoption of the CECL standard of $2.9 million. As of March 31, 2021, the Company’s tangible common equity ratio and tangible book value per share were 9.91% and $18.02, respectively.   As of December 31, 2020, the tangible common equity ratio and tangible book value per share were 9.50% and $17.49, respectively. Total goodwill and other intangible assets were approximately $219 million as of March 31, 2021 and $219 million as of December 31, 2020.

Share Repurchase Program

During the first quarter of 2021, the Company reinstated its previously approved share repurchase program and repurchased approximately 94,000 shares of common stock leaving a remaining capacity of approximately 511,000 shares in the Board authorized program.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2021 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 29, 2021 to review the Company's financial performance and operating results. The conference call dial-in number is 201-689-8471, access code 13718388. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 29, 2021 and ending on Thursday, May 6, 2021 by dialing 412-317-6671, access code 13718388. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its banking offices located across New York and New Jersey.  ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Will Crockett MWW
703.944.4213; wcrockett@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$48,250	$63,637	$59,442
Interest-bearing deposits with banks	211,842	240,119	223,367
Cash and cash equivalents	260,092	303,756	282,809

Securities available-for-sale	442,023	487,955	446,738
Equity securities	13,200	13,387	13,363

Loans held-for-sale	6,900	4,710	32,425

Loans receivable	6,277,191	6,236,307	6,009,310
Less: Allowance for credit losses (loans)	80,568	79,226	54,169
Net loans receivable	6,196,623	6,157,081	5,955,141

Investment in restricted stock, at cost	22,483	25,099	38,554
Bank premises and equipment, net	29,296	30,108	32,864
Accrued interest receivable	35,249	35,317	24,317
Bank owned life insurance	167,024	165,960	163,929
Right of use operating lease assets	13,469	16,159	26,924
Goodwill	208,372	208,372	208,379
Core deposit intangibles	10,470	10,977	12,884
Other assets	44,438	88,458	41,000
Total assets	$7,449,639	$7,547,339	$7,279,327

LIABILITIES
Deposits:
Noninterest-bearing	$1,384,961	$1,339,108	$979,778
Interest-bearing	4,566,373	4,620,116	4,529,414
Total deposits	5,951,334	5,959,224	5,509,192
Borrowings	359,710	425,954	726,856
Subordinated debentures, net	152,724	202,648	128,967
Lease liabilities	15,260	18,026	28,731
Other liabilities	34,974	26,177	31,871
Total liabilities	6,514,002	6,632,029	6,425,617

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock	586,946	586,946	586,946
Additional paid-in capital	23,621	23,887	21,746
Retained earnings	358,441	331,951	273,825
Treasury stock	(32,682)	(30,271)	(30,271)
Accumulated other comprehensive (loss) income	(689)	2,797	1,464
Total stockholders' equity	935,637	915,310	853,710
Total liabilities and stockholders' equity	$7,449,639	$7,547,339	$7,279,327

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/21	12/31/20	03/31/20
Interest income
Interest and fees on loans	$70,462	$73,123	$72,936
Interest and dividends on investment securities:
Taxable	1,088	1,373	2,066
Tax-exempt	766	649	813
Dividends	256	374	400
Interest on federal funds sold and other short-term investments	49	69	499
Total interest income	72,621	75,588	76,714
Interest expense
Deposits	7,585	9,630	17,212
Borrowings	3,873	4,587	4,221
Total interest expense	11,458	14,217	21,433

Net interest income	61,163	61,371	55,281
(Reversal of) provision for credit losses	(5,766)	5,000	16,000
Net interest income after (reversal of) provision for credit losses	66,929	56,371	39,281

Noninterest income
Deposit, loan and other income	1,168	1,300	1,287
Income on bank owned life insurance	1,064	1,314	967
Net gains on sale of loans held-for-sale	707	841	393
Net gains on sale of investment securities	-	-	29
Gain on sale of branches	674	-	-
Net (losses) gains on equity securities	(187)	(13)	178
Total noninterest income	3,426	3,442	2,854

Noninterest expenses
Salaries and employee benefits	15,565	14,581	14,563
Occupancy and equipment	3,404	3,689	3,471
FDIC insurance	935	948	856
Professional and consulting	1,956	2,210	1,574
Marketing and advertising	241	256	304
Data processing	1,536	1,479	1,473
Merger expenses	-	-	9,494
Amortization of core deposit intangible	507	628	652
Other expenses	2,341	2,611	2,671
Total noninterest expenses	26,485	26,402	35,058

Income before income tax expense	43,870	33,411	7,077
Income tax expense	10,871	7,770	1,047
Net income	$32,999	$25,641	$6,030

Earnings per common share:
Basic	$0.83	$0.64	$0.15
Diluted	0.82	0.64	0.15

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2020	2020	2020	2020

Selected Financial Data	(dollars in thousands)
Total assets	$7,449,639	$7,547,339	$7,449,559	$7,617,184	$7,279,327
Loans receivable:
Commercial	$1,071,418	$1,092,404	$1,125,273	$1,151,025	$1,203,818
Paycheck Protection Program ("PPP") loans	522,340	397,492	474,022	473,999	-
Commercial real estate	2,127,806	2,103,468	2,001,311	1,987,695	1,981,149
Multifamily	1,698,331	1,712,153	1,703,290	1,723,273	1,762,651
Commercial construction	565,872	617,747	614,112	673,893	676,836
Residential	306,376	322,564	343,376	366,315	387,400
Consumer	3,365	1,853	1,876	2,001	1,965
Gross loans	6,295,508	6,247,681	6,263,260	6,378,201	6,013,819
Unearned net origination fees	(18,317)	(11,374)	(12,209)	(14,934)	(4,509)
Loans receivable	6,277,191	6,236,307	6,251,051	6,363,267	6,009,310
Loans held-for-sale	6,900	4,710	8,508	11,212	32,425
Total loans	$6,284,091	$6,241,017	$6,259,559	$6,374,479	$6,041,735

Investment securities	$455,223	$501,342	$466,415	$431,833	$460,101
Goodwill and other intangible assets	218,842	219,349	219,977	220,605	221,263
Deposits:
Noninterest-bearing demand	$1,384,961	$1,339,108	$1,270,021	$1,276,070	$979,778
Time deposits	1,356,599	1,464,133	1,619,609	1,807,864	1,974,400
Other interest-bearing deposits	3,209,774	3,155,983	2,909,126	2,742,927	2,555,014
Total deposits	$5,951,334	$5,959,224	$5,798,756	$5,826,861	$5,509,192

Borrowings	$359,710	$425,954	$506,225	$667,062	$726,856
Subordinated debentures (net of debt issuance costs)	152,724	202,648	202,552	202,476	128,967
Total stockholders' equity	935,637	915,310	890,736	867,741	853,710

Quarterly Average Balances
Total assets	$7,500,034	$7,547,651	$7,474,002	$7,684,403	$7,106,027
Loans receivable:
Commercial (including PPP loans)	$1,531,790	$1,557,303	$1,610,423	$1,539,749	$1,146,773
Commercial real estate (including multifamily)	3,805,856	3,704,197	3,679,297	3,722,966	3,723,991
Commercial construction	595,466	615,439	646,281	675,698	663,036
Residential	316,233	332,403	352,426	374,283	390,655
Consumer	2,540	3,309	2,536	1,898	3,007
Gross loans	6,251,885	6,212,651	6,290,963	6,314,594	5,927,462
Unearned net origination fees	(13,162)	(12,023)	(13,292)	(13,420)	(4,648)
Loans receivable	6,238,723	6,200,628	6,277,671	6,301,174	5,922,814
Loans held-for-sale	4,237	9,003	10,772	31,329	33,655
Total loans	$6,242,960	$6,209,631	$6,288,443	$6,332,503	$5,956,469

Investment securities	$481,802	$469,820	$429,947	$452,224	$458,642
Goodwill and other intangible assets	219,171	219,761	220,391	221,039	221,075
Deposits:
Noninterest-bearing demand	$1,348,585	$1,294,447	$1,253,235	$1,277,428	$955,358
Time deposits	1,422,295	1,577,338	1,728,129	1,905,165	1,962,714
Other interest-bearing deposits	3,225,751	3,094,536	2,881,592	2,639,052	2,660,755
Total deposits	$5,996,631	$5,966,321	$5,862,956	$5,821,645	$5,578,827

Borrowings	$375,511	$410,098	$467,399	$798,648	$477,121
Subordinated debentures (net of debt issuance costs)	154,341	202,595	202,502	141,904	128,913
Total stockholders' equity	928,041	906,153	883,364	868,796	864,241

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2020	2020	2020	2020

	(dollars in thousands, except for per share data)
Net interest income	$61,163	$61,371	$60,549	$60,790	$55,281
(Reversal of) provision for credit losses	(5,766)	5,000	5,000	15,000	16,000
Net interest income after provision for credit losses	66,929	56,371	55,549	45,790	39,281
Noninterest income
Deposit, loan and other income	1,168	1,300	1,278	3,212	1,287
Income on bank owned life insurance	1,064	1,314	1,598	1,128	967
Net gains on sale of loans held-for-sale	707	841	614	237	393
Net gains on sale of investment securities	-	-	-	-	29
Gain on sale of branches	674	-	-	-	-
Net (losses) gains on equity securities	(187)	(13)	(7)	44	178
Total noninterest income	3,426	3,442	3,483	4,621	2,854
Noninterest expenses
Salaries and employee benefits	15,565	14,581	15,114	14,500	14,563
Occupancy and equipment	3,404	3,689	3,566	3,156	3,471
FDIC insurance	935	948	1,105	1,093	856
Professional and consulting	1,956	2,210	1,926	1,673	1,574
Marketing and advertising	241	256	214	426	304
Data processing	1,536	1,479	1,470	1,586	1,473
Merger expenses	-	-	-	5,146	9,494
Amortization of core deposit intangible	507	628	627	652	652
Increase in value of acquisition price	-	-	-	2,333	-
Other expenses	2,341	2,611	2,456	2,498	2,671
Total noninterest expenses	26,485	26,402	26,478	33,063	35,058

Income before income tax expense	43,870	33,411	32,554	17,348	7,077
Income tax expense	10,871	7,770	7,768	2,516	1,047
Net income	$32,999	$25,641	$24,786	$14,832	$6,030

Weighted average diluted shares outstanding	39,788,881	39,726,791	39,653,832	39,611,712	39,510,810
Diluted EPS	$0.82	$0.64	$0.62	$0.37	$0.15

Reconciliation of GAAP Earnings to Pre-tax, Pre-provision and Pre-merger charges Earnings
Net income	$32,999	$25,641	$24,786	$14,832	$6,030
Income tax expense	10,871	7,770	7,768	2,516	1,047
Merger charges	-	-	-	5,146	9,494
(Reversal of) provision for credit losses	(5,766)	5,000	5,000	15,000	16,000
Pre-tax, pre-provision and pre-merger charges earnings	$38,104	$38,411	$37,554	$37,494	$32,571

Return on Assets Measures
Average assets	$7,500,034	$7,547,651	$7,474,002	$7,684,403	$7,106,027
Return on avg. assets	1.78%	1.35%	1.32%	0.78%	0.34%
Return on avg. assets (pre tax, pre-provision and pre-merger charges)	2.06	2.02	2.00	1.96	1.84

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2020	2020	2020	2020

Return on Equity Measures	(dollars in thousands)
Average common equity	$928,041	$906,153	$883,364	$868,796	$864,241
Less: average intangible assets	(219,171)	(219,761)	(220,391)	(221,039)	(221,075)
Average tangible common equity	$708,870	$686,392	$662,973	$647,757	$643,166

Return on avg. common equity (GAAP)	14.42%	11.26%	11.16%	6.87%	2.81%
Return on avg. tangible common equity (non-GAAP) (1)	19.08	15.12	15.14	9.50	4.06

Efficiency Measures
Total noninterest expenses	$26,485	$26,402	$26,478	$33,063	$35,058
Amortization of core deposit intangibles	(507)	(628)	(627)	(652)	(652)
Merger expenses	-	-	-	(5,146)	(9,494)
Foreclosed property expense	-	(2)	-	(5)	10
Operating noninterest expense	$25,978	$25,772	$25,851	$27,260	$24,922

Net interest income (tax equivalent basis)	$61,581	$61,840	$61,005	$61,253	$55,781
Noninterest income	3,426	3,442	3,483	4,621	2,854
Gains on sale of branches	(674)	-	-	-	-
Net gains on sales of securities	-	-	-	-	(29)
Operating revenue	$64,333	$65,282	$64,488	$65,874	$58,606

Operating efficiency ratio (non-GAAP) (2)	40.4%	39.5%	40.1%	41.4%	42.5%

Net Interest Margin
Average interest-earning assets	$7,008,500	$7,031,662	$6,962,499	$7,164,545	$6,584,508

Net interest income (tax equivalent basis)	$61,581	$61,840	$61,005	$61,253	$55,781
Impact of purchase accounting fair value marks	(2,074)	(2,237)	(2,403)	(3,073)	(3,457)
Adjusted net interest income (tax equivalent basis)	$59,507	$59,603	$58,602	$58,180	$52,324

Net interest margin (GAAP)	3.56%	3.50%	3.49%	3.44%	3.41%
Adjusted net interest margin (non-GAAP) (3)	3.44	3.37	3.35	3.27	3.20

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2020	2020	2020	2020

Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Common equity	$935,637	$915,310	$890,736	$867,741	$853,710
Less: intangible assets	(218,842)	(219,349)	(219,977)	(220,605)	(221,263)
Tangible common equity	$716,795	$695,961	$670,759	$647,136	$632,447

Total assets	$7,449,639	$7,547,339	$7,449,559	$7,617,184	$7,279,327
Less: intangible assets	(218,842)	(219,349)	(219,977)	(220,605)	(221,263)
Tangible assets	$7,230,797	$7,327,990	$7,229,582	$7,396,579	$7,058,064

Common shares outstanding	39,773,602	39,785,398	39,753,033	39,753,033	39,704,921

Common equity ratio (GAAP)	12.56%	12.13%	11.96%	11.39%	11.73%
Tangible common equity ratio (non-GAAP) (4)	9.91	9.50	9.28	8.75	8.96

Regulatory capital ratios (Bancorp):
Leverage ratio	9.89%	9.51%	9.30%	8.99%	9.20%
Common equity Tier 1 risk-based ratio	11.38	10.79	10.63	10.04	9.63
Risk-based Tier 1 capital ratio	11.47	10.87	10.72	10.12	9.71
Risk-based total capital ratio	15.14	15.08	14.94	14.32	12.46

Regulatory capital ratios (Bank):
Leverage ratio	11.06%	10.63%	10.41%	10.12%	10.36%
Common equity Tier 1 risk-based ratio	12.82	12.24	12.00	11.38	10.93
Risk-based Tier 1 capital ratio	12.82	12.24	12.00	11.38	10.93
Risk-based total capital ratio	14.62	10.00	13.70	12.96	12.25

Book value per share (GAAP)	$23.52	$23.01	$22.41	$21.83	$21.50
Tangible book value per share (non-GAAP) (5)	18.02	17.49	16.87	16.28	15.93

Net Loan (Recoveries) Charge-Off Detail
Net loan (recoveries) charge-offs:
Charge-offs	$-	$900	$257	$462	$115
Recoveries	(61)	(833)	(800)	(4)	(3)
Net loan (recoveries) charge-offs	$(61)	$67	$(543)	$458	$112
Net loan (recoveries) charge-offs as a % of average loans receivable (annualized)	(0.00)%	0.00%	(0.03)%	0.03%	0.01%

Asset Quality
Nonaccrual loans	$60,940	$61,696	$65,494	$64,580	$62,373

Performing troubled debt restructurings	25,505	23,655	18,241	20,418	21,293

Allowance for credit losses - loans ("ACL")	80,568	79,226	74,267	68,724	54,169

Loans receivable	$6,277,191	$6,236,307	$6,251,051	$6,363,267	$6,009,310
Less: PPP loans	522,340	397,492	474,022	473,999	-
Loans receivable (excluding PPP loans)	$5,754,851	$5,838,815	$5,777,029	$5,889,268	$6,009,310

Nonaccrual loans as a % of loans receivable	0.97%	0.99%	1.05%	1.01%	1.04%
Nonperforming assets as a % of total assets	0.82	0.82	0.88	0.85	0.86
ACL as a % of loans receivable	1.28	1.27	1.19	1.08	0.90
ACL as a % of loans receivable (excluding PPP loans)	1.40	1.36	1.29	1.17	0.90
ACL as a % of nonaccrual loans	132.2	128.4	113.4	106.4	86.8

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$473,181	$2,058	1.76%	$460,471	$2,194	1.90%	$452,294	$3,095	2.75%
Loans receivable and loans held-for-sale (2) (3) (4)	6,242,960	70,676	4.59	6,209,631	73,420	4.70	5,956,469	73,220	4.94
Federal funds sold and interest-
bearing deposits with banks	269,537	49	0.07	337,172	69	0.08	148,429	499	1.35
Restricted investment in bank stock	22,822	256	4.55	24,388	374	6.10	27,316	400	5.89
Total interest-earning assets	7,008,500	73,039	4.23	7,031,662	76,057	4.30	6,584,508	77,214	4.72
Allowance for loan losses	(81,549)			(74,943)			(38,970)
Noninterest-earning assets	573,083			584,145			560,489
Total assets	$7,500,034			$7,540,864			$7,106,027

Interest-bearing liabilities:
Time deposits	$1,422,295	$5,151	1.47	$1,577,338	$6,682	1.69	1,962,714	10,371	2.13
Other interest-bearing deposits	3,225,751	2,434	0.31	3,094,536	2,948	0.38	2,660,755	6,841	1.03
Total interest-bearing deposits	4,648,046	7,585	0.66	4,671,874	9,630	0.82	4,623,469	17,212	1.50

Borrowings	375,511	1,674	1.81	410,098	1,856	1.80	477,121	2,352	1.98
Subordinated debentures	154,341	2,167	5.69	202,595	2,699	5.30	128,913	1,834	5.72
Capital lease obligation	2,115	32	6.14	2,164	32	5.88	2,303	35	6.11
Total interest-bearing liabilities	5,180,013	11,458	0.90	5,286,731	14,217	1.07	5,231,806	21,433	1.65

Noninterest-bearing demand deposits	1,348,585			1,294,447			955,358
Other liabilities	43,395			53,533			54,622
Total noninterest-bearing liabilities	1,391,980			1,347,980			1,009,980
Stockholders' equity	928,041			906,153			864,241
Total liabilities and stockholders' equity	$7,500,034			$7,540,864			$7,106,027

Net interest income (tax equivalent basis)		61,581			61,840			55,781
Net interest spread (5)			3.33			3.23%			3.07%

Net interest margin (6)			3.56%			3.50%			3.41%

Tax equivalent adjustment		(418)			(469)			(500)
Net interest income		$61,163			$61,371			$55,281

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income and accretion of purchase accounting adjustments.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.